Media Contact    February 23, 2012
Andy Brimmer, 205-410-2777    For Immediate Release
Helen Todd, 205-969-5608
helen.todd@healthsouth.com

Investor Relations Contact
Mary Ann Arico, 205-969-6175
maryann.arico@healthsouth.com

HealthSouth Reports Strong Results for Fourth Quarter and Full Year 2011
Revenue Growth of 5.5% (Full Year of 8.0%)
Cash Provided by Operating Activities of $129.6 million (Full Year of $342.7 million)
Adjusted EBITDA of $122.9 million (Full Year of $466.2 million)
BIRMINGHAM, Ala. - HealthSouth Corporation (NYSE: HLS), the nation's largest owner and operator of inpatient rehabilitation hospitals, today reported its results of operations for the fourth quarter and year ended December 31, 2011.
"The fourth quarter was a solid finish to another excellent year for HealthSouth," said Jay Grinney, President and Chief Executive Officer of HealthSouth. "Our hospitals continued to provide superior quality, cost-effective care to an increasing number of patients which translated into exceptional operating and financial results. Discharges for the quarter were up 2.1%, while for the year discharges grew 5.2%. This strong volume growth and our efficient operating platform allowed us to generate $99.2 million of adjusted free cash flow in the quarter and brought our full-year adjusted free cash flow to $243.3 million, an increase of 34.1% compared to 2010."

Fourth Quarter Results

•
Consolidated net operating revenues were $518.1 million for the fourth quarter of 2011 compared to $490.9 million for the fourth quarter of 2010, or an increase of 5.5%. This increase was attributable to a 2.1% increase in patient discharges and a 4.0% increase in net patient revenue per discharge. Same-store discharges were 1.7% higher in the fourth quarter of 2011 compared to the fourth quarter of 2010. Net patient revenue per discharge increased in the fourth quarter of 2011 compared to the same period of 2010 primarily due to pricing adjustments from Medicare and managed care payors, a higher percentage of Medicare patients, and a higher percentage of neurological cases which increased the average acuity for the patients we served.

•
Income from continuing operations attributable to HealthSouth per diluted share for the fourth quarter of 2011 was $0.50 per share compared to $7.15 per share for the same period of 2010. Earnings per share in the fourth quarter of 2010 included an income tax benefit of $741.5 million, or $6.82 per share, primarily attributable to the release of a substantial portion of the valuation allowance in the fourth quarter of 2010, compared to income tax expense of $15.2 million, or $0.14 per share, in the fourth quarter of 2011.

•	Cash flows provided by operating activities were $129.6 million for the three months ended December 31, 2011 compared to $67.1 million for the same period of 2010.

•
Adjusted EBITDA (see attached supplemental information) for the three months ended December 31, 2011 was $122.9 million compared to $112.1 million for the three months ended December 31, 2010, or an increase of 9.6%. This improvement was driven by continued revenue growth and disciplined expense management.

1

•
Adjusted free cash flow (see attached supplemental information) for the three months ended December 31, 2011 was $99.2 million compared to $29.3 million for the same period of 2010. The increase in adjusted free cash flow primarily resulted from higher Adjusted EBITDA, the absence of swap-related payments in the fourth quarter of 2011, the timing of certain interest payments, and lower interest expense.

Full Year Results

•
Consolidated net operating revenues were $2,026.9 million for the year ended December 31, 2011 compared to $1,877.6 million for the year ended December 31, 2010, or an increase of 8.0%. This increase was attributable to a 5.2% increase in patient discharges and a 3.0% increase in net patient revenue per discharge. Same-store discharges were 3.3% higher year over year. Net patient revenue per discharge increased primarily due to pricing adjustments from Medicare and managed care payors, a higher percentage of Medicare patients, and a higher percentage of neurological cases which increased the average acuity for the patients we served.

•
Income from continuing operations attributable to HealthSouth per diluted share for the year ended December 31, 2011 was $1.42 per share compared to $8.20 per share for the same period of 2010. Earnings per share in 2010 included an income tax benefit of $740.8 million, or $6.83 per share, primarily attributable to the release of a substantial portion of the valuation allowance in the fourth quarter of 2010, compared to income tax expense of $37.1 million, or $0.40 per share, in 2011. The Company's basic and diluted earnings per share were the same in 2011.

•
Cash flows provided by operating activities were $342.7 million for the year ended December 31, 2011 compared to $331.0 million for the same period of 2010. Cash flows provided by operating activities in 2011 included $26.9 million related to the premium paid in conjunction with the redemption of our 10.75% Senior Notes and a $16.2 million decrease in the liability associated with refunds due patients and other third-party payors.

•
Adjusted EBITDA (see attached supplemental information) for the year ended December 31, 2011 was $466.2 million compared to $409.6 million for the year ended December 31, 2010, or an increase of 13.8%. This improvement was driven by continued revenue growth and disciplined expense management.

•
Adjusted free cash flow (see attached supplemental information) for the year ended December 31, 2011 was $243.3 million compared to $181.4 million for the same period of 2010, or an increase of 34.1%. The increase in adjusted free cash flow primarily resulted from higher Adjusted EBITDA and the expiration of the Company's interest rate swaps in March 2011. Growth in adjusted free cash flow for 2012 will be impacted by higher maintenance capital expenditures (related to the implementation of an electronic clinical information system and hospital refurbishment projects) and an expected increase in net working capital (related to continued denials of certain diagnosis codes by Medicare contractors based on medical necessity and payroll tax withholdings related to the vesting of a 2009 grant of restricted stock awards to employees).

As of December 31, 2011, total debt outstanding approximated $1.3 billion, and the Company's leverage ratio was 2.7x compared to 3.7x as of December 31, 2010.
"The continued generation of high levels of adjusted free cash flow allowed us to reduce our debt by an incremental $73 million in the fourth quarter, bringing total debt reduction for 2011 to approximately $257 million," said Doug Coltharp, Executive Vice President and Chief Financial Officer of HealthSouth. "The reduction in total debt and the complete retirement of our 10.75% Senior Notes are expected to result in more than $20 million in interest expense savings in 2012."

2012 Guidance
"We anticipate 2012 will be another solid year for HealthSouth — one that will continue to validate the strength of our focused business model," said Mr. Grinney. "Our initial 2012 guidance is predicated on projected discharge growth between 2.5% and 3.5%, which is consistent with our long-term discharge growth projections and assumes our hospitals will continue to gain market share."

2

Adjusted EBITDA in 2011 benefited from a number of items that are not expected to recur in 2012:

•	a $3.8 million reduction in self-insured workers' compensation costs primarily due to revised actuarial estimates resulting from better-than-expected claims experience in prior years;

•	a $2.4 million gain associated with franchise tax refunds; and

•	a $1.5 million net benefit related to state provider taxes.
Adjusted EBITDA in 2012 will include two items that are incremental in comparison to 2011:

•
approximately $6 million more in the provision for doubtful accounts resulting from the continuation of Medicare claims that are denied, disputed, and, if necessary, adjudicated before they are paid; and

•	approximately $4 million in additional operating expenses associated with implementation of our electronic clinical information system in 12 hospitals.
Initial 2012 Adjusted EBITDA guidance: $475 million to $485 million
2011 earnings per share included an effective tax rate of approximately 19% (using pre-tax income from continuing operations attributable to HealthSouth). This effective tax rate was lower than the originally forecasted effective tax rate of 40% due to tax benefits in 2011 primarily related to a settlement of prior years' audits with the IRS, a decrease in the valuation allowance, and a reduction in unrecognized tax benefits due to the lapse of the statute of limitations.
2012 earnings per share guidance assumes an effective tax rate of 40% (using pre-tax income from continuing operations attributable to HealthSouth). Diluted earnings per share are expected to be the same as basic earnings per share due to the antidilutive impact in the year.
Initial 2012 earnings per share guidance: $1.32 to $1.39 per share

Earnings Conference Call and Webcast
The Company will host an investor conference call at 9:30 a.m. ET on Friday, February 24, 2012 to discuss its results for the fourth quarter of 2011. For reference during the call, the Company will post certain supplemental slides at http:// investor.healthsouth.com.
The conference call may be accessed by dialing 877-587-6761 and giving the pass code 35171796. International callers should dial 706-679-1635 and give the same pass code. Please call approximately ten minutes before the start of the call to ensure you are connected. The conference call will also be webcast live and will be available at http://investor.healthsouth.com by clicking on an available link.
A replay of the conference call will be available, beginning approximately two hours after the completion of the conference call, from February 24, 2012 until March 9, 2012. To access the replay, please dial 800-585-8367. International callers should dial 404-537-3406. The webcast will also be archived for replay purposes after the live broadcast at
http://investor.healthsouth.com.

About HealthSouth
HealthSouth is the nation's largest owner and operator of inpatient rehabilitation hospitals in terms of revenues, number of hospitals, and patients treated and discharged. Operating in 27 states across the country and in Puerto Rico, HealthSouth serves patients through its network of inpatient rehabilitation hospitals, outpatient rehabilitation satellite clinics, and home health agencies. HealthSouth's hospitals provide a higher level of rehabilitative care to patients who are recovering from conditions such as stroke and other neurological disorders, orthopedic, cardiac and pulmonary conditions, brain and spinal cord injuries, and amputations. HealthSouth can be found on the Web at www.healthsouth.com.

Other Information
The Company's leverage ratio that is referenced in this release is defined as the ratio of consolidated total debt to Adjusted EBITDA for the trailing four quarters. Reconciliations of net income to Adjusted EBITDA can be found in the following schedules.

3

The information in this press release is summarized and should be read in conjunction with the Company's Annual Report on Form 10-K for the year ended December 31, 2011 (the “2011 Form 10-K”), when filed, as well as the Company's Current Report on Form 8-K filed on February 23, 2012. In addition, the Company will post supplemental slides today on its website at http://investor.healthsouth.com for reference during its February 24, 2012 earnings call.
When filed, the 2011 Form 10-K can be found on the Company's website at http://investor.healthsouth.com and the SEC's website at www.sec.gov.

4

HealthSouth Corporation and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2011	2010	2011	2010
	(In Millions)
Net operating revenues	$518.1	$490.9	$2,026.9	$1,877.6
Operating expenses:
Salaries and benefits	251.4	237.5	982.0	921.7
Other operating expenses	67.4	72.1	284.0	269.5
General and administrative expenses	29.8	28.3	110.5	106.2
Supplies	26.1	26.1	102.8	99.4
Depreciation and amortization	20.2	19.4	78.8	73.1
Occupancy costs	12.2	11.9	48.4	44.9
Provision for doubtful accounts	6.1	1.6	21.0	16.4
Loss on disposal of assets	0.4	0.9	4.3	1.4
Government, class action, and related settlements	(1.7)	0.3	(12.3)	1.1
Professional fees—accounting, tax, and legal	4.8	3.4	21.0	17.2
Total operating expenses	416.7	401.5	1,640.5	1,550.9
Loss on early extinguishment of debt	—	11.9	38.8	12.3
Interest expense and amortization of debt discounts and fees	23.1	34.2	119.4	125.6
Other income	(1.2)	(1.5)	(2.7)	(4.3)
Loss on interest rate swaps	—	0.3	—	13.3
Equity in net income of nonconsolidated affiliates	(3.2)	(2.6)	(12.0)	(10.1)
Income from continuing operations before income tax expense (benefit)	82.7	47.1	242.9	189.9
Provision for income tax expense (benefit)	15.2	(741.5)	37.1	(740.8)
Income from continuing operations	67.5	788.6	205.8	930.7
(Loss) income from discontinued operations, net of tax	(5.0)	1.3	48.8	9.1
Net income	62.5	789.9	254.6	939.8
Less: Net income attributable to noncontrolling interests	(12.5)	(10.7)	(45.9)	(40.8)
Net income attributable to HealthSouth	50.0	779.2	208.7	899.0
Less: Convertible perpetual preferred stock dividends	(6.5)	(6.5)	(26.0)	(26.0)
Net income attributable to HealthSouth common shareholders	$43.5	$772.7	$182.7	$873.0

(Continued)	5

HealthSouth Corporation and Subsidiaries
Consolidated Statements of Operations (Continued)
(Unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2011	2010	2011	2010
	(In Millions, Except per Share Data)
Weighted average common shares outstanding:
Basic	93.3	92.8	93.3	92.8
Diluted	109.1	108.8	109.2	108.5

Earnings per common share:
Basic:
Income from continuing operations attributable to HealthSouth common shareholders	$0.52	$8.31	$1.42	$9.31
(Loss) income from discontinued operations, net of tax, attributable to HealthSouth common shareholders	(0.05)	0.02	0.54	0.10
Net income attributable to HealthSouth common shareholders	$0.47	$8.33	$1.96	$9.41
Diluted:
Income from continuing operations attributable to HealthSouth common shareholders	$0.50	$7.15	$1.42	$8.20
(Loss) income from discontinued operations, net of tax, attributable to HealthSouth common shareholders	(0.04)	0.01	0.54	0.08
Net income attributable to HealthSouth common shareholders	$0.46	$7.16	$1.96	$8.28

Amounts attributable to HealthSouth:
Income from continuing operations	$55.0	$778.0	$158.8	$889.8
(Loss) income from discontinued operations, net of tax	(5.0)	1.2	49.9	9.2
Net income attributable to HealthSouth	$50.0	$779.2	$208.7	$899.0

6

HealthSouth Corporation and Subsidiaries
Consolidated Balance Sheets
(Unaudited)

	As of December 31,
	2011	2010
	(In Millions)
Assets
Current assets:
Cash and cash equivalents	$30.1	$48.3
Restricted cash	35.3	36.5
Current portion of restricted marketable securities	15.0	18.2
Accounts receivable, net of allowance for doubtful accounts of $21.4 in 2011; $22.7 in 2010	222.8	206.7
Deferred income tax assets	26.6	28.1
Prepaid expenses and other current assets	61.2	68.4
Total current assets	391.0	406.2
Property and equipment, net	664.4	632.9
Goodwill	421.7	420.3
Intangible assets, net	57.7	58.5
Investments in and advances to nonconsolidated affiliates	29.0	30.7
Deferred income tax assets	608.1	679.3
Other long-term assets	99.3	144.2
Total assets	$2,271.2	$2,372.1
Liabilities and Shareholders’ Equity (Deficit)
Current liabilities:
Current portion of long-term debt	$18.9	$14.5
Accounts payable	45.4	44.6
Accrued payroll	85.0	77.0
Accrued interest payable	22.5	21.5
Refunds due patients and other third-party payors	7.3	48.3
Other current liabilities	134.1	153.4
Total current liabilities	313.2	359.3
Long-term debt, net of current portion	1,235.8	1,496.8
Self-insured risks	102.8	102.5
Other long-term liabilities	30.4	28.3
	1,682.2	1,986.9
Commitments and contingencies
Convertible perpetual preferred stock	387.4	387.4
Shareholders’ equity (deficit):
HealthSouth shareholders’ equity (deficit)	117.0	(85.2)
Noncontrolling interests	84.6	83.0
Total shareholders' equity (deficit)	201.6	(2.2)
Total liabilities and shareholders’ equity (deficit)	$2,271.2	$2,372.1

7

HealthSouth Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	For the Year Ended December 31,
	2011	2010
	(In Millions)
Cash flows from operating activities:
Net income	$254.6	$939.8
Income from discontinued operations, net of tax	(48.8)	(9.1)
Adjustments to reconcile net income to net cash provided by operating activities—
Provision for doubtful accounts	21.0	16.4
Provision for government, class action, and related settlements	(12.3)	1.1
Depreciation and amortization	78.8	73.1
Amortization of debt issue costs, debt discounts, and fees	4.2	6.3
Loss on disposal of assets	4.3	1.4
Loss on early extinguishment of debt	38.8	12.3
Loss on interest rate swaps	—	13.3
Equity in net income of nonconsolidated affiliates	(12.0)	(10.1)
Distributions from nonconsolidated affiliates	13.0	8.1
Stock-based compensation	20.3	16.4
Deferred tax expense (benefit)	36.5	(743.7)
Other	(0.6)	(1.8)
(Increase) decrease in assets—
Accounts receivable	(37.1)	(21.5)
Prepaid expenses and other assets	(12.5)	(7.9)
Income tax refund receivable	2.5	7.5
Increase (decrease) in liabilities—
Accounts payable	0.8	(0.8)
Accrued payroll	3.7	0.1
Accrued interest	1.0	14.7
Refunds due patients and other third-party payors	(16.2)	(3.4)
Other liabilities	4.1	8.1
Premium received on bond issuance	4.1	—
Premium paid on redemption of bonds	(26.9)	—
Termination of forward-starting interest rate swaps designated as cash flow hedges	—	(6.9)
Self-insured risks	3.8	7.3
Government, class action, and related settlements	8.5	(2.9)
Net cash provided by operating activities of discontinued operations	9.1	13.2
Total adjustments	136.9	(599.7)
Net cash provided by operating activities	342.7	331.0

(Continued)	8

HealthSouth Corporation and Subsidiaries
Consolidated Statements of Cash Flows (Continued)
(Unaudited)

	For the Year Ended December 31,
	2011	2010
	(In Millions)
Cash flows from investing activities:
Purchases of property and equipment	(100.3)	(62.8)
Capitalized software costs	(8.8)	(6.5)
Acquisition of businesses, net of cash acquired	(4.9)	(34.1)
Proceeds from sale of restricted investments	1.2	10.4
Purchases of restricted investments	(8.4)	(26.0)
Net change in restricted cash	1.2	31.3
Net settlements on interest rate swaps not designated as hedges	(10.9)	(44.7)
Other	(0.9)	(0.4)
Net cash provided by (used in) investing activities of discontinued operations—
Proceeds from sale of LTCHs	107.9	—
Other investing activities of discontinued operations	(0.7)	6.9
Net cash used in investing activities	(24.6)	(125.9)
Cash flows from financing activities:
Principal borrowings on term loan	100.0	—
Proceeds from bond issuance	120.0	525.0
Principal payments on debt, including pre-payments	(504.9)	(751.3)
Borrowings on revolving credit facility	338.0	100.0
Payments on revolving credit facility	(306.0)	(22.0)
Principal payments under capital lease obligations	(13.2)	(14.9)
Dividends paid on convertible perpetual preferred stock	(26.0)	(26.0)
Debt amendment and issuance costs	(4.4)	(19.3)
Distributions paid to noncontrolling interests of consolidated affiliates	(44.2)	(34.4)
Other	4.3	5.2
Net cash used in financing activities	(336.4)	(237.7)
Decrease in cash and cash equivalents	(18.3)	(32.6)
Cash and cash equivalents at beginning of year	48.3	80.7
Cash and cash equivalents of facilities in discontinued operations at beginning of year	0.1	0.3
Less: Cash and cash equivalents of facilities in discontinued operations at end of year	—	(0.1)
Cash and cash equivalents at end of year	$30.1	$48.3

9

HealthSouth Corporation and Subsidiaries
Supplemental Information
Earnings Per Share

	QTD Prior EPS Measure (1)		QTD GAAP EPS Measure (2)
	Q4 2010		Q4 2010		Q4 2011
	(In Millions, Except Per Share Data)
Adjusted EBITDA	$112.1		$112.1		$122.9
Interest expense and amortization of debt discounts and fees	(34.2)		(34.2)		(23.1)
Depreciation and amortization	(19.4)		(19.4)		(20.2)
Stock-based compensation expense	(5.2)		(5.2)		(5.9)
Other, including non-cash loss on disposal of assets	(0.9)		(0.9)		(0.4)
	52.4		52.4		73.3
Certain nonrecurring expenses:
Government, class action, and related settlements	—		(0.3)		1.7
Professional fees—accounting, tax, and legal	—		(3.4)		(4.8)
Loss on interest rate swaps	—		(0.3)		—
Loss on early extinguishment of debt	(11.9)		(11.9)		—
Pre-tax income	40.5		36.5		70.2
Income tax (expense) benefit	(3.6)	(3)	741.5	(4)(5)	(15.2)	(4)(6)
Income from continuing operations	$36.9	(1)	$778.0	(2)	$55.0	(2)

Basic shares	92.8		92.8		93.3
Diluted shares	108.8		108.8		109.1

Basic earnings per share	$0.40		$8.31	(2)	$0.52	(2)
Diluted earnings per share	$0.34		$7.15	(2)	$0.50	(2)

(1)
Adjusted income from continuing operations. This non-GAAP measure was part of our historical guidance. A reconciliation of adjusted income from continuing operations to the corresponding GAAP measure can be found on page 12. Amounts have been recast for the inclusion of the Company's long-term acute care hospitals in discontinued operations.

(2)	Income from continuing operations attributable to HealthSouth.

(3)	Current period amounts in income tax provision.

(4)	Actual tax provision recorded for the period.

(5)	During the fourth quarter of 2010, the Company released a substantial portion of the valuation allowance.

(6)	Cash income taxes for the quarter ended December 31, 2011 were $2.3 million.

10

HealthSouth Corporation and Subsidiaries
Supplemental Information
Earnings Per Share

	YTD Prior EPS Measure (1)		YTD GAAP EPS Measure (2)
	2010		2010		2011
	(In Millions, Except Per Share Data)
Adjusted EBITDA	$409.6		$409.6		$466.2
Interest expense and amortization of debt discounts and fees	(125.6)		(125.6)		(119.4)
Depreciation and amortization	(73.1)		(73.1)		(78.8)
Stock-based compensation expense	(16.4)		(16.4)		(20.3)
Other, including non-cash loss on disposal of assets	(1.6)		(1.6)		(4.3)
	192.9		192.9		243.4
Certain nonrecurring expenses:
Government, class action, and related settlements	—		(1.1)		12.3
Professional fees—accounting, tax, and legal	—		(17.2)		(21.0)
Loss on interest rate swaps	—		(13.3)		—
Loss on early extinguishment of debt	(12.3)		(12.3)		(38.8)
Pre-tax income	180.6		149.0		195.9
Income tax (expense) benefit	(8.0)	(3)	740.8	(4)(5)	(37.1)	(4)(6)
Income from continuing operations	$172.6	(1)	$889.8	(2)	$158.8	(2)

Basic shares	92.8		92.8		93.3
Diluted shares	108.5		108.5		109.2

Basic earnings per share	$1.86		$9.31	(2)	$1.42	(2)(7)
Diluted earnings per share	$1.59		$8.20	(2)	$1.42	(2)(7)

(1)
Adjusted income from continuing operations. This non-GAAP measure was part of our historical guidance. A reconciliation of adjusted income from continuing operations to the corresponding GAAP measure can be found on page 12. Amounts have been recast for the inclusion of the Company's long-term acute care hospitals in discontinued operations.

(2)	Income from continuing operations attributable to HealthSouth.

(3)	Current period amounts in income tax provision.

(4)	Actual tax provision recorded for the period.

(5)	During the fourth quarter of 2010, the Company released a substantial portion of the valuation allowance.

(6)
Includes a $0.49 per share benefit primarily related to the Company's settlement of federal income tax claims with the IRS for tax years 2007 and 2008, a decrease in the valuation allowance, and a reduction in unrecognized tax benefits due to the lapse of the statute of limitations for certain federal and state claims. Cash income taxes for the year ended December 31, 2011 were $9.1 million.

(7)
Adding back the dividends for the Company's convertible perpetual preferred stock to income from continuing operations causes a per share increase when calculating diluted earnings per share resulting in an antidilutive per share amount. Therefore, basic and diluted earnings per share are the same. A computation of basic and diluted earnings per share can be found in Note 20, Earnings per Common Share, to the consolidated financial statements accompanying the Company's Form 10-K for the year ended December 31, 2011, when filed.

11

HealthSouth Corporation and Subsidiaries
Supplemental Information
Reconciliation of Net Income to Adjusted EBITDA

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(In Millions)
Net income	$62.5	$789.9	$254.6	$939.8
Loss (income) from discontinued operations, net of tax, attributable to HealthSouth	5.0	(1.2)	(49.9)	(9.2)
Provision for income tax expense (benefit)	15.2	(741.5)	37.1	(740.8)
Loss on interest rate swaps	—	0.3	—	13.3
Interest expense and amortization of debt discounts and fees	23.1	34.2	119.4	125.6
Loss on early extinguishment of debt	—	11.9	38.8	12.3
Professional fees—accounting, tax, and legal	4.8	3.4	21.0	17.2
Government, class action, and related settlements	(1.7)	0.3	(12.3)	1.1
Net noncash loss on disposal of assets	0.4	0.9	4.3	1.4
Depreciation and amortization	20.2	19.4	78.8	73.1
Stock-based compensation expense	5.9	5.2	20.3	16.4
Net income attributable to noncontrolling interests	(12.5)	(10.7)	(45.9)	(40.8)
Other	—	—	—	0.2
Adjusted EBITDA	$122.9	$112.1	$466.2	$409.6

Reconciliation of Net Income to Adjusted Income from Continuing Operations

	Three Months Ended December 31, 2010	Year Ended December 31, 2010
	(In Millions, Except Per Share Data)
Net income	$789.9	$939.8
Income from discontinued operations, net of tax,
attributable to HealthSouth	(1.2)	(9.2)
Net income attributable to noncontrolling interests	(10.7)	(40.8)
Income from continuing operations
attributable to HealthSouth	778.0	889.8

Government, class action, and related settlements	0.3	1.1
Professional fees—accounting, tax, and legal	3.4	17.2
Loss on interest rate swaps	0.3	13.3
Adjustment for prior period amounts in tax provision	(745.1)	(748.8)
Adjusted income from continuing operations	$36.9	$172.6

Adjusted income from continuing operations
per diluted share	$0.34	$1.59

Weighted average common shares outstanding:
Basic	92.8	92.8
Diluted	108.8	108.5

12

HealthSouth Corporation and Subsidiaries
Supplemental Information
Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(In Millions)
Net cash provided by operating activities	$129.6	$67.1	$342.7	$331.0
Impact of discontinued operations	0.3	(2.8)	(9.1)	(13.2)
Net cash provided by operating activities of continuing operations	129.9	64.3	333.6	317.8
Capital expenditures for maintenance	(15.7)	(13.3)	(50.8)	(37.9)
Net settlement on interest rate swaps	—	(11.0)	(10.9)	(44.7)
Dividends paid on convertible perpetual preferred stock	(6.5)	(6.5)	(26.0)	(26.0)
Distributions paid to noncontrolling interests of consolidated affiliates	(10.3)	(8.1)	(44.2)	(34.4)
Nonrecurring items:
Income tax refunds related to prior periods	(1.0)	(1.6)	(7.9)	(13.5)
Premium received on bond issuance	—	—	(4.1)	—
Premium paid on redemption of bonds	—	—	26.9	—
Cash paid for:
Professional fees—accounting, tax, and legal	4.8	3.4	21.0	17.2
Government, class action, and related settlements, including certain settlements related to unclaimed property	(2.0)	2.1	5.7	2.9
Adjusted free cash flow	$99.2	$29.3	$243.3	$181.4

For the three months ended December 31, 2011, net cash used in investing activities was $57.3 million and resulted primarily from capital expenditures, the acquisition of a business, and the net change in restricted cash. Net cash used in financing activities during the three months ended December 31, 2011 was $89.8 million and resulted primarily from net debt payments, distributions paid to noncontrolling interests of consolidated affiliates, and dividends paid on the Company's convertible perpetual preferred stock.
For the three months ended December 31, 2010, net cash used in investing activities was $35.1 million and resulted primarily from capital expenditures and net settlement payments related to interest rate swaps. Net cash used in financing activities during the three months ended December 31, 2010 was $174.1 million and resulted primarily from net debt payments, debt amendment and issuance costs, distributions paid to noncontrolling interests of consolidated affiliates, and dividends paid on the Company's convertible perpetual preferred stock.
For the year ended December 31, 2011, net cash used in investing activities was $24.6 million and resulted primarily from capital expenditures, net settlement payments related to interest rate swaps, and purchases of restricted investments offset by proceeds from the sale of five long-term acute care hospitals in August 2011. Net cash used in financing activities during the year ended December 31, 2011 was $336.4 million and resulted primarily from net debt payments, including the optional redemption of the Company's 10.75% Senior Notes due 2016, distributions paid to noncontrolling interests of consolidated affiliates, and dividends paid on the Company's convertible perpetual preferred stock.
For the year ended December 31, 2010, net cash used in investing activities was $125.9 million and resulted primarily from capital expenditures, net settlement payments related to interest rate swaps, acquisitions of businesses, and net purchases of restricted investments offset by a decrease in restricted cash and proceeds from the sale of our hospital in Baton Rouge. Net cash used in financing activities during the year ended December 31, 2010 was $237.7 million and resulted primarily from net debt payments, distributions paid to noncontrolling interests of consolidated affiliates, dividends paid on the Company's convertible perpetual preferred stock, and debt amendment and issuance costs.

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HealthSouth Corporation and Subsidiaries
Forward-Looking Statements

Statements contained in this press release which are not historical facts are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. All such estimates, projections, and forward-looking information speak only as of the date hereof, and HealthSouth undertakes no duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise. Such forward-looking statements are necessarily estimates based upon current information, involve a number of risks and uncertainties, and relate to, among other things, future events, HealthSouth's plan to repurchase shares of its common stock, effective income tax rates, HealthSouth's business strategy, its financial plans, its future financial performance, or its projected business results or model, or its projected capital expenditures. Actual events or results may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual events or results to differ materially from those estimated by HealthSouth include, but are not limited to, any adverse outcome of various lawsuits, claims, and legal or regulatory proceedings involving the Company, including the Houston HHS-OIG investigation; significant changes in HealthSouth's management team; HealthSouth's ability to successfully complete and integrate de novo developments, acquisitions, investments, and joint ventures consistent with its growth strategy; changes, delays in (including in connection with resolution of Medicare payment reviews or appeals), or suspension of reimbursement for HealthSouth's services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels, including as part of national healthcare reform and deficit reduction; competitive pressures in the healthcare industry and HealthSouth's response thereto; HealthSouth's ability to obtain and retain favorable arrangements with third-party payors; HealthSouth's ability to attract and retain nurses, therapists, and other healthcare professionals in a highly competitive environment with often severe staffing shortages and the impact on HealthSouth's labor expenses from potential union activity and staffing shortages; general conditions in the economy and capital markets; the increase in the costs of defending and insuring against alleged professional liability claims and our ability to predict the estimated costs related to such claims; and other factors which may be identified from time to time in HealthSouth's SEC filings and other public announcements, including HealthSouth's Form 10‑K for the year ended December 31, 2011, when filed.

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